UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2022

CVS HEALTH CORPORATION
(Exact name of registrant as specified in charter)

Delaware	001-01011	05-0494040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One CVS Drive Woonsocket, Rhode Island		02895
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (401) 765-1500
Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CVS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 8.01. Other Events

On October 6, 2022, the Centers for Medicare & Medicaid Services (“CMS”) released its 2023 Star Ratings for Medicare Advantage (“Medicare Part C”) and Medicare Part D prescription drug plans. Based on the newly released 2023 Star Ratings, which will impact revenues in 2024, the percentage of Aetna Medicare Advantage members in 4+ Star plans is expected to drop to 21% (based on current enrollment and contract affiliation), as compared to 87% based on the 2022 Star Ratings. The main driver of this decrease was a 1 Star decrease in the Aetna National PPO, which dropped from 4.5 to 3.5 Stars, while many other Aetna plans remain rated at 4+ Stars.

The Aetna National PPO is one of the largest, most diverse plans in the United States, covering all 50 states, with more than 1.9 million members (59% of Aetna’s Medicare Advantage membership), including nearly all of our employer group waiver plan (“EGWP” or “Group Medicare Advantage”) members. The decrease in the Star Rating for the Aetna National PPO will mean that it will no longer be eligible for CMS’ quality bonus payments related to 2024. Although the newly issued 2023 Star Ratings do not impact payments in 2023, consumers will have access to the 2023 Star Ratings during the upcoming open enrollment period that commences in October 2022.

The primary source for the decline in Star performance for the Aetna National PPO contract was in the Consumer Assessment of Healthcare Providers and Systems (“CAHPS”) scoring. The CAHPS results for the Aetna National PPO were based on surveys of just 976 members, less than one tenth of one percent of the membership within this plan. Our own internal member satisfaction surveys, which are conducted monthly, and which reach more than 30 times more members than the CAHPS surveys, have shown consistently high and strong results over this same measurement period.

We remain dedicated to keeping our Medicare Advantage members safe and healthy, and to keeping them highly satisfied with our service. Our goal is to provide the high service and quality that all of our members have come to expect from an Aetna Medicare Advantage plan. We remain committed to maintaining a competitive product and benefits in 2024, and to continue to grow Medicare Advantage membership throughout this period. We are focused on the continuous improvement of the experience of our members and will continue to invest in programs and processes specifically designed to simplify health care for our members.

The change in the Star Ratings is not projected to have any impact on our previously issued 2022 guidance. We also currently expect that we will be able to mitigate any financial impact of these developments on the preliminary 2023 outlook we provided at our Investor Day in December 2021, including any increased costs we may incur to improve our 2024 Star Ratings (which will impact 2025 payments and eligibility for a Star bonus in 2025).

With respect to 2024, our strategy is to mitigate some of the impact of the loss of Star bonus payments through our ongoing contract diversification efforts. At this date, our goal remains to grow Adjusted EPS at low double digit year-over-year rates in 2024, consistent with the outlook we provided at our Investor Day in December 2021. To achieve this goal, we are evaluating a variety of operational initiatives and capital deployment alternatives, including share repurchases, to help to offset this projected earnings headwind.

Non-GAAP Financial Measures

This Current Report on Form 8-K includes information regarding our outlook for Adjusted EPS growth in 2024. Adjusted EPS is a non-GAAP financial measure that the Company uses to describe its performance and is calculated by dividing projected adjusted income attributable to CVS Health by the Company’s projected weighted average diluted shares outstanding. CVS Health defines adjusted income attributable to CVS Health as net income attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the company’s business nor reflect the company’s underlying business performance. The most comparable GAAP measure is GAAP diluted EPS, which is calculated by dividing projected net income attributable to CVS Health by the Company’s projected weighted average diluted shares outstanding.

Cautionary Statement Concerning Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

You are cautioned not to place undue reliance on CVS Health’s forward-looking statements. CVS Health’s forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. CVS Health does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVS HEALTH CORPORATION

	By:	/s/ Shawn M. Guertin
Shawn M. Guertin Executive Vice President and Chief Financial Officer
Dated: October 6, 2022